Exhibit 99

News Release

Boeing World Headquarters
100 N. Riverside
Chicago, IL 60606-1596
www.boeing.com

Boeing Reports Third Quarter Results; Updates Outlook

—         Results reflect continued strong performance of defense and commercial airplane businesses and include the previously disclosed decision to complete 757 production

•                  Third quarter earnings of $0.32 per diluted share reflects strong overall performance offset by previously disclosed charge of $0.14 per diluted share to complete production of the 757

•                  Revenues on track at $12.2 billion for the third quarter, reflecting planned lower commercial airplane deliveries offset by expected growth at Integrated Defense Systems

•                  Strong program cash flows in the quarter supported $1.2 billion discretionary pension contribution, strengthening pension plans and reducing future contribution requirements; operating cash flow was a negative $0.2 billion after these contributions; cash balance at quarter-end totaled $1.7 billion

•                  Revenue guidance for 2003 is being increased on strong defense sales; the earnings per share outlook is being revised to reflect the 757 program decision; cash flow guidance is being revised to reflect pension contributions in the quarter

•                  The 2004 outlook for growing revenues, earnings, and cash flow remains unchanged

Selected Operating Highlights – Third Quarter 2003:

•                  Delivered 7.7 percent Integrated Defense Systems’ operating margins on 12 percent revenue growth; completed partner selection for the $15 billion system design and development phase of the U.S. Army’s Future Combat System; won important contract award for the Small Diameter Bomb program; signed Greece as the eighth international customer for the Apache attack helicopter

•                  Delivered solid Commercial Airplanes’ operating performance on planned lower deliveries of 65 airplanes as the intense focus on lean continues to generate positive results; won 51 commercial airplane orders, including 34 from AirTran, a leading low-cost carrier; continued to refine proposed 7E7 airplane to deliver superior performance and comfort

•                  Signed agreement to provide Connexion by BoeingSM service on 11 SAS airplanes

Table 1. Summary Financial Results

	3rd Quarter		%	Nine Months		%
(Millions, except per share data)	2003	2002	Change	2003	2002	Change

Revenues	$12,242	$12,690	(4)%	$37,287	$40,368	(8)%
Reported Net Income / (Loss)	$256	$372	(31)%	$(414)	$(98)	(322)%
Reported Earnings / (Loss) per Share	$0.32	$0.46	(30)%	$(0.52)	$(0.12)	(333)%

Diluted EPS Impact of Non-Cash SFAS 142
Goodwill Impairment Charges				$(1.02)	$(2.26)

Adjusted Earnings per Share*	$0.32	$0.46	(30)%	$0.50	$2.14	(77)%

Average Diluted Shares for EPS	808.8	808.3		800.1	808.6

* A complete definition and discussion of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is   attached at the end of the release.

CHICAGO, Oct. 29, 2003 – The Boeing Company [NYSE: BA] reported net income for the third quarter of 2003 of $256 million, or $0.32 per share, on revenues of $12.2 billion.  This compares with net earnings of $372 million, or $0.46 per share, on revenues of $12.7 billion for the third quarter of 2002.

On Oct. 16, 2003, the company announced it will complete production of the 757 jetliner during 2004 after delivering more than 1000 units over 20 years.  The company recognized a charge related to this decision that reduced third quarter operating earnings $184 million, or $0.14 per share.

“This quarter we continued to build a strong long-term future with disciplined program management and decisive action,” said Boeing Chairman and Chief Executive Officer Phil Condit.  “Development of the technical and business case for a 7E7 program remained on track, and our decision to complete production of the 757 reflects both market conditions and the evolution of our product line.  We also positioned our defense business for continued long-term growth and performance by completing partner selection on the Future Combat Systems program and moving forward with the Small Diameter Bomb program.”

As shown in Table 2, the company’s third quarter earnings from operations totaled $433 million.  Operating earnings reflected solid results from military and commercial airplane programs, which partially offset the 757 charge, planned lower commercial airplane deliveries, and lower pension income.

Table 2. Earnings from Operations & Margins

	3rd Quarter		Nine Months
(Millions, except margin percent)	2003	2002	2003	2002

Earnings / (Losses) from Operations	$433	$454	$(233)	$2,532

Add Back: Goodwill Impairment Charges (1)			$913	— (2)

Adjusted Earnings from Operations*	$433	$454	$680	$2,532

Operating Margin	3.5%	3.6%	(0.6)%	6.3%
Adjusted Operating Margin*	3.5%	3.6%	1.8%	6.3%

(1) See SEC filings, including press releases dated April 10, 2003, and April 23, 2003, for additional information.

(2) Upon adopting SFAS 142 in the first quarter of 2002, the company recorded a transitional goodwill impairment charge of $2.4 billion, $1.8 billion net of tax, presented as a cumulative effect of accounting change. This charge did not impact 1Q02 reported earnings from operations.

Pre-tax expense for share-based plans totaled $115 million and reduced earnings per share by $0.09 in the third quarter.   This reflects non-cash expenses attributable to the company’s equity compensation plans.  Deferred stock compensation expense attributable to vested and undistributed performance shares, which is separately determined based on the quarterly change in the company’s stock price, did not impact earnings per share as company’s stock price on September 30 was little changed from June 30.

During the quarter, the company generated strong cash flows that it used to make a $1.2 billion discretionary cash contribution to its pension plans.  Including the contribution, the company’s third quarter operating cash flow was negative $168 million, and free cash flow* was negative $343 million, as shown in Table 3.  As a result of the contribution, future pension funding requirements will be reduced, depending on plan and market performance.

Table 3. Cash Flow

	3rd Quarter		Nine Months
(Millions)	2003	2002	2003	2002

Operating Cash Flow (1) (2)	$(168)	$1,280	$249	$2,966
Less Property, Plant & Equipment, Net	$(175)	$(123)	$(478)	$(586)
Free Cash Flow*	$(343)	$1,157	$(229)	$2,380

(1) Includes year-to-date pension contributions totaling $0.3B in 2002 and $1.7B in 2003. (2) 3Q03 operating cash flow includes $67 million of cash received from customer financing transactions and classified as Operating Cash Flow compared to ($65) million in 3Q02. 2002 operating cash flow reflects previously disclosed reclassification of certain cash flows into investing activities.

As shown in Table 4, the company’s cash balance remained strong at $1.7 billion.  Boeing debt was flat at $4.8 billion while debt at Boeing Capital grew modestly, consistent with customer-financing portfolio growth.

Table 4. Quarter-End Cash and Debt Balances

	Quarter-End
(Billions)	3Q03	2Q03
Cash	$1.7	$1.9

Debt Balances:
The Boeing Company	$4.8	$4.8
Boeing Capital Corporation	$9.5	$9.2
Non-Recourse Customer Financing	$0.6	$0.6
Total Consolidated Debt	$14.9	$14.6

Segment Results

Boeing Commercial Airplanes

Commercial Airplanes continued to aggressively manage for profitability through the continuing downturn in its markets, while positioning itself for long-term strength.  Third-quarter results reflect solid operating performance on planned lower delivery volumes, offset both by the impact associated with the decision to complete 757 production as well as pension expense.  Commercial Airplanes made further progress on resizing operations and improving efficiency while moving forward with its disciplined product development strategy.  Commercial Airplanes’ results are summarized in Table 5.

Table 5. Commercial Airplanes Operating Results

	3rd Quarter		%	Nine Months		%
(Millions, except deliveries & margin percent)	2003	2002	Change	2003	2002	Change

Commercial Airplanes Deliveries	65	73	(11)%	210	295	(29)%

Revenues	$5,049	$6,063	(17)%	$16,565	$22,038	(25)%
Earnings / (Losses) from Operations	$35	$334	(90)%	$236	$1,533	(85)%

Add Back: Goodwill Impairment Charges				$341

Adjusted Earnings from Operations*	$35	$334	(90)%	$577	$1,533	(62)%

Operating Margins	0.7%	5.5%		1.4%	7.0%
Adjusted Operating Margins*	0.7%	5.5%		3.5%	7.0%

During the third quarter, deliveries of commercial airplanes decreased 11 percent to 65 airplanes, and revenues fell 17 percent to $5.0 billion, when compared with the third quarter of 2002.   Reported earnings from operations totaled $35 million and operating margins were 0.7 percent.  Third quarter earnings and margins reflect expenses totaling $184 million attributable to completing production of the 757.

Commercial Airplanes received 51 gross orders during the quarter.  Contractual backlog totaled $65.1 billion on September 30 compared with $66.0 billion at the end of the second quarter.

Integrated Defense Systems

Integrated Defense Systems delivered strong revenue growth and solid operating performance for the quarter.  Revenues increased 12 percent to $7.3 billion, up from

$6.5 billion in the third quarter of 2002.  Reported operating earnings totaled $561 million compared with earnings from operations of $406 million in the third quarter of 2002. Operating margins for the quarter were 7.7 percent compared with 6.3 percent for the same period last year.  Aircraft and weapon, support, and network systems programs continued to perform well.  Integrated Defense Systems results are summarized below in Table 6.

Table 6. Integrated Defense Systems

Operating Results

	3rd Quarter		% Change	Nine Months		% Change
(Millions, except margin percent)	2003	2002		2003	2002

Revenues
Aircraft and Weapon Systems	$2,953	$2,884	2%	$8,177	$7,727	6%
Network Systems	$2,327	$2,024	15%	$6,514	$5,578	17%
Support Systems	$1,053	$885	19%	$3,037	$2,517	21%
Launch and Orbital Systems	$959	$700	37%	$2,387	$2,123	12%
Total IDS Revenues	$7,292	$6,493	12%	$20,115	$17,945	12%

Earnings / (Losses) from Operations
Aircraft and Weapon Systems	$351	$317	11%	$1,104	$976	13%
Network Systems (2)	$151	$76	99%	$386	$330	17%
Support Systems	$117	$126	(7)%	$333	$270	23%
Launch and Orbital Systems (1) (2)	$(58)	$(113)	N.M.	$(1,660)	$(126)	N.M.
Total IDS Earnings from Operations	$561	$406	38%	$163	$1,450	(89)%

Add Back: Goodwill Impairment Charges	—	—		$572	—

Adjusted Earnings from Operations*	$561	$406	38%	$735	$1,450	(49)%

Operating Margins	7.7%	6.3%		0.8%	8.1%
Adjusted Operating Margins*	7.7%	6.3%		3.7%	8.1%

(1) 1Q03 results includes SFAS 142 goodwill impairment charges totaling $572 million.

(2) 2Q03 results include previously disclosed charges of ~$1,030 million at Launch and Orbital Systems, and ~$70 million at Network Systems. “N.M.” = Not Meaningful

Aircraft and Weapon Systems delivered another quarter of strong profitability.  Revenues for the quarter rose 2 percent to just under $3.0 billion on increased JDAM volume.  Performance remained excellent with operating margins at 11.9 percent, up from 11.0 percent in 2002, and included continuing investment in the 767 Tanker program.

Network Systems results for the third quarter reflected continued growth in its Department of Defense (DoD) network-centric and homeland security program base as revenues rose 15 percent to $2.3 billion.  Operating margins were 6.5 percent and reflected strong program performance offset by $47 million pre-tax non-cash charge related to the Resource 21 venture based on NASA’s decision not to award an imagery contract.  Period results in 2002 included a $100 million charge related to the development of the 737 Airborne Early Warning & Control aircraft.

Support Systems delivered strong growth with revenues up 19 percent to almost $1.1 billion on significant increases in spares for tactical aircraft, maintenance and modifications on transport aircraft, and integrated logistic support and services.  Operating margins remained strong at 11.1 percent compared with 14.2 percent in the third quarter of 2002, which benefited from a gain related to the divestiture of an equity investment.

Launch and Orbital Systems revenues for the quarter were up 37 percent to just under $1.0 billion on increased Delta IV deliveries and higher satellite sales.  Operating losses were $58 million and reflect development cost on the Delta IV heavy demonstration vehicle and slight cost growth on current commercial satellite programs. This compares to a loss of $113 million in third quarter of 2002, which included the non-cash write-down of a $100 million equity investment in Teledesic, LLC.

At the end of the quarter, contractual backlog was $34.4 billion compared with $38.8 billion at the end of the second quarter; unobligated backlog totaled $44.3 billion.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) continues to focus on minimizing risk and preserving value with prudently structured transactions and portfolio management.  BCC results are summarized in Table 7.

Table 7. Boeing Capital Corporation Operating Results

	3rd Quarter		% Change	Nine Months		% Change
(Millions)	2003	2002		2003	2002

Revenues	$344	$236	46%	$914	$718	27%
Pre-Tax Income/(Loss) (1)	$108	$(93)	N.M.	$67	$46	46%

(1)          Includes financing-related interest expense of $110 million and $108 million for 3Q03 and 3Q02, respectively.

Year-to-date financing-related interest expense totaled $332 million for 2003 and $297 million for 2002.

During the quarter, revenues and pre-tax income increased to $344 million and $108 million, respectively, primarily as a result of portfolio growth during the second half of 2002.  BCC third-quarter revenues and income also reflect the sale of certain financing assets, which resulted in a $45 million gain in the period.  This gain was partially offset by non-cash charges totaling $34 million, primarily to revalue selected operating lease assets.  In the third quarter of 2002, comparable results included pre-tax charges of $149 million to strengthen reserves and revalue certain investments.

BCC’s customer-financing portfolio grew modestly in the quarter to $12.2 billion, up from $12.0 billion at the end of the second quarter and $11.5 billion in the third quarter of 2002.  The increase reflected new business volume totaling $0.6 billion offset by $0.4 billion of asset run-off and depreciation.  The allowance for losses on finance lease and note receivables at quarter-end was 4.6 percent compared to 5.2 percent at the end of the second quarter.

At quarter-end, approximately 78 percent of BCC’s portfolio was related to Boeing products and services (primarily commercial aircraft), unchanged from the end of the second quarter.  During the quarter, BCC agreed to restructure the terms of its loans and leases with United Airlines.  The company does not expect the revised terms will have a material adverse effect on earnings, cash flow or financial position.  Leverage, as measured by the ratio of debt-to-equity, declined during the quarter from 5.3-to-1 to 5.2-to-1.

“Other” Segment

The “Other” segment consists chiefly of the Connexion by BoeingSM, Air Traffic Management, and Boeing technology units, as well as certain results related to the consolidation of all business units.  Third-quarter losses from operations totaled $55 million primarily reflecting investment in Connexion by Boeing as well as net adjustments relating to customer financing activities with an unfavorable impact totaling $14 million.  This compares to $191 million in the third quarter of 2002, which included a $101 million charge related to customer-financing activities subject to Boeing company guarantees.

Connexion by Boeing continues to prepare for launch of commercial service in 2004, while Air Traffic Management builds support for a modernized global air traffic management system. During the third quarter, Connexion by Boeing signed an initial service agreement with SAS for 11 aircraft and a memorandum of understanding with All Nippon Airlines.

Outlook

Table 8 reflects the company’s current assessment of its financial outlook during the guidance period.

Table 8. Financial Outlook

(Billions, except per share data)	2003	2004

Revenues	+/- $50	+/- $52

Earnings Per Share (GAAP)	($0.12) - ($0.02)	$1.75 - $1.95
Add back: Goodwill Impairment Charges	$1.02
Adjusted Earnings Per Share*	$0.90 - $1.00	$1.75 - $1.95

Operating Cash Flow	$2.0 - $2.5	>$3.5
Less: Property, Plant & Equipment, Net	+/- $1	+/- $1
Free Cash Flow*	$1.0 - $1.5	>$2.5

The company actively monitors conditions in its key markets.   In the commercial aviation market the airline industry environment remains mixed with trends varying between carriers and regions.  A number of low-cost carriers continue to gain market share, remain profitable and are ordering new airplanes.  Although there have been encouraging signs, the downturn remains severe and many airlines continue to incur losses that dampen demand across all airplane types.  The timing of a civil aviation delivery recovery remains uncertain and will likely be no earlier than 2005.

At the same time, the company expects its defense and non-commercial space businesses to perform well in their growing markets.  Boeing Integrated Defense Systems expects continued growth and performance in its Network Systems segment, which contains missile defense, homeland security, intelligence, and DoD network-centric businesses.  The Aircraft and Weapon and Support Systems segments are also expected to continue delivering strong results.  Strength in defense and non-commercial space markets should continue to partially offset the downturn in the company’s commercial aviation and space markets, and drive revenue growth in 2004.  The company’s outlook contemplates signing the proposed contract in 2003 to deliver 100 767 tankers to the U.S. Air Force.

Boeing Commercial Airplanes’ delivery forecast for 2003 is unchanged at approximately 280 airplanes.  The delivery forecast for 2004 is also unchanged at between 275 and 290 airplanes and is essentially sold out at the lower end of the range.  Commercial Airplanes expects demand for aircraft services and spares to remain soft due to severe market conditions.

The company is increasing its revenue outlook for 2003 from +/- $49 billion to +/- $50 billion.  The revision primarily reflects continued revenue strength in the company’s military programs. The company’s 2004 revenue outlook is unchanged at +/- $52 billion.

The company is revising its 2003 earnings per share guidance to reflect the results of the quarter.  On a GAAP basis, 2003 earnings per share guidance is revised from ($0.07) to $0.03 per share to ($0.12) to ($0.02) per share.   Adjusted earnings per share* guidance is also revised from $0.95 - $1.05 per share to $0.90 to $1.00 per share. The company’s 2003 adjusted earnings per share* guidance adds back the non-cash charges for goodwill impairment ($1.02 per share) recognized in the first quarter.   Earnings per share guidance for 2004 remains unchanged at $1.75 to $1.95 per share.

The company is also revising its cash flow guidance to reflect its $1.2 billion of discretionary pension contributions in the third quarter.  For 2003, operating cash flow guidance is revised from $3.0 to $3.5 billion to $2.0 to $2.5 billion.  Similarly, the company is revising free cash flow* guidance for 2003 from $2.0 to $2.5 billion to $1.0 to $1.5 billion.   For 2004, operating cash flow guidance remains unchanged at greater than $3.5 billion with free cash flow* guidance unchanged at greater than $2.5 billion.

Boeing expects research and development to remain between 3.0 and 3.5 percent of sales during the guidance period.

Non-GAAP Measure Disclosure

The following definitions are provided for non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used by the company within this disclosure.  Boeing does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures.  Other companies may define the measures differently.

Adjusted Financial Results

Boeing reports adjusted earnings per share, earnings from operations, and operating margins excluding SFAS 142 goodwill charges.  Management believes that because goodwill is a non-cash charge related to past acquisitions, adjusting the company’s financial results to exclude goodwill provides investors with a clearer perspective on the current underlying operating performance of the company.  Management uses earnings from operations excluding goodwill charges as an internal measure of business operating performance.

Adjusted Earnings per Share

Boeing defines adjusted earnings per share as GAAP earnings per share (EPS) less SFAS 142 goodwill charges.  Table 1 reconciles GAAP EPS and adjusted EPS.

Adjusted Earnings from Operations (or Adjusted Operating Losses)

Boeing defines adjusted earnings from operations as GAAP earnings from operations less SFAS 142 goodwill charges.  Tables 2, 5, 6, and 8 reconcile GAAP earnings from operations and adjusted earnings from operations.

Adjusted Operating Margin

Boeing defines adjusted operating margin as the adjusted earnings from operations (defined above) divided by revenues.  Tables 2, 5, and 6 reconcile GAAP operating margins and adjusted operating margins.

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant, and equipment, net.  GAAP operating cash flow includes intercompany cash received from the sale of aircraft by Boeing Commercial Airplanes

(BCA) for customers who receive financing from Boeing Capital Corporation (BCC).  The year-to-date contribution to operating cash flow related to customer deliveries of Boeing airplanes financed by Boeing Capital Corporation totals approximately $1.4 billion, compared to just under $2.2 billion for the first three quarters of 2002.

GAAP investing cash flow includes a reduction in cash for the intercompany cash paid by BCC to BCA, as well as an increase in cash for amounts received from third parties, primarily customers paying amounts due on aircraft financing transactions.  The majority of BCC’s customer financing is funded by debt and cash flow from BCC operations.

Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation.  Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall Boeing liquidity.  Table 3 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995.  Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements.  Forward-looking statements in this release include, but are not limited to, our assessment of the markets for our products, statements discussing the growth of our business segments and statements contained in the “Outlook” section of this release.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.  Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements.  As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Our actual results and future trends may differ materially depending on a variety of factors, including the continued impact of the commercial aviation downturn on overall production, as well as the impact on production or production rates for specific commercial airplane models, the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; tax settlements with the U.S. Government; our successful execution of internal performance plans, production rate increases and decreases (including any reduction in or termination of an aircraft product, including the 717, 757 and 767 models), acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS 142 review; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and U.S. and foreign government procurement activities, including the timing of procurement of tankers by the U.S. Department of Defense; the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; factors that could result in significant and prolonged disruption to air travel worldwide (including the status of and impacts flowing from continued warfare in Iraq and future terrorist attacks); any additional impacts from the attacks of September 11, 2001; global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, including uncertainty regarding government funding of certain programs; changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal proceedings, including U.S. Government proceedings and investigations and commercial litigation related to the Evolved Expendable Launch Vehicle Program; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2002 and Form 10-Q for the period ending March 31, 2003 and June 30, 2003.

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C2014

Contact:

Investor Relations:	Paul Kinscherff or Bob Kurtz (312) 544-2140
Communications:	Anne Eisele (312) 544-2002

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions except per share data)	2003	2002	2003	2002

Sales and other operating revenues	$37,287	$40,368	$12,242	$12,690

Cost of products and services	(32,635)	(34,128)	(10,451)	(11,025)

Boeing Capital Corporation interest expense	(332)	(297)	(110)	(108)

	4,320	5,943	1,681	1,557

Income from operating investments, net	33	33	18	(8)

General and administrative expense	(2,141)	(1,908)	(738)	(615)

Research and development expense	(1,212)	(1,215)	(414)	(371)

Gain on dispositions, net	12	46	0	4

Share-based plans expense	(348)	(333)	(115)	(113)

Goodwill impairment	(913)	0	0	0

Impact of September 11, 2001, recoveries/(charges)	16	(34)	1	0

Earnings (loss) from operations	(233)	2,532	433	454

Other income/(expense), net	30	38	1	(2)

Interest and debt expense	(268)	(239)	(83)	(77)

Earnings (loss) before income taxes	(471)	2,331	351	375

Income tax (expense)/benefit	57	(602)	(95)	(3)

Net earnings (loss) before cumulative effect of accounting change	(414)	1,729	256	372

Cumulative effect of accounting change, net of tax	0	(1,827)	0	0

Net earnings (loss)	$(414)	$(98)	$256	$372

Basic earnings (loss) per share before cumulative effect of accounting change	$(0.52)	$2.16	$0.32	$0.47

Cumulative effect of accounting change, net of tax	0.00	(2.28)	0.00	0.00

Basic earnings (loss) per share	$(0.52)	$(0.12)	$0.32	$0.47

Diluted earnings (loss) per share before cumulative effect of accounting change	$(0.52)	$2.14	$0.32	$0.46

Cumulative effect of accounting change, net of tax	0.00	(2.26)	0.00	0.00

Diluted earnings (loss) per share	$(0.52)	$(0.12)	$0.32	$0.46

Cash dividends paid per share	$0.51	$0.51	$0.17	$0.17

Average diluted shares (millions)	800.1	808.6	808.8	808.3

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Financial Position

(Unaudited)

	September 30	December 31
(Dollars in millions except per share data)	2003	2002
Assets
Cash and cash equivalents	$1,733	$2,333
Accounts receivable	4,422	5,007
Current portion of customer and commercial financing	788	1,289
Deferred income taxes	2,042	2,042
Inventories, net of advances, progress billings and reserves	6,630	6,184
Total current assets	15,615	16,855
Customer and commercial financing, net	11,964	10,922
Property, plant and equipment, net	8,451	8,765
Goodwill	1,910	2,760
Other acquired intangibles, net	1,058	1,128
Prepaid pension expense	8,504	6,671
Deferred income taxes	2,045	2,272
Other assets	2,708	2,969
	$52,255	$52,342

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$13,538	$13,739
Advances in excess of related costs	3,272	3,123
Income taxes payable	584	1,134
Short-term debt and current portion of long-term debt	1,550	1,814
Total current liabilities	18,944	19,810
Accrued retiree health care	5,657	5,434
Accrued pension plan liability	6,271	6,271
Deferred lease income	713	542
Long-term debt	13,320	12,589
Shareholders’ equity:
Common shares, par value $5.00 - 1,200,000,000 shares authorized; Shares issued – 1,011,870,159 and 1,011,870,159	5,059	5,059
Additional paid-in capital	2,450	2,141
Treasury shares, at cost – 170,741,772 and 171,834,950	(8,340)	(8,397)
Retained earnings	13,561	14,262
Accumulated other comprehensive income	(3,975)	(4,045)
ShareValue Trust shares – 41,021,428 and 40,373,809	(1,405)	(1,324)
Total shareholders’ equity	7,350	7,696
	$52,255	$52,342

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended September 30
(Dollars in millions)	2003	2002

Cash flows - operating activities:
Net earnings (loss)	$(414)	$(98)
Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
Non-cash items:
Impairment of goodwill	913	2,410
Share-based plans expense	348	333
Depreciation	1,012	939
Amortization of other acquired intangibles	69	65
Amortization of debt discount/premium and issuance costs	10	7
Pension income	(140)	(427)
Investment/asset impairment charges, net	94	312
Customer and commercial financing valuation provision	222	146
Gain on dispositions, net	(12)	(46)
Other charges and credits, net	29	(2)
Changes in assets and liabilities –
Accounts receivable	532	(36)
Inventories, net of advances, progress billings and reserves	(718)	652
Accounts payable and other liabilities	(35)	(346)
Advances in excess of related costs	149	(715)
Income taxes payable and deferred	(418)	4
Deferred lease income	171	(60)
Prepaid pension expense	(1,693)	(340)
Accrued retiree health care	223	127
Other	(93)	41
Net cash provided by operating activities	249	2,966

Cash flows - investing activities:
Customer financing and properties on lease, additions	(1,793)	(2,788)
Customer financing and properties on lease, reductions	878	1,050
Property, plant and equipment, net additions	(478)	(586)
Acquisitions, net of cash acquired	289	0
Proceeds from dispositions	158	121
Contributions to investment in strategic and non-strategic operations	(62)	(501)
Proceeds from investment in strategic and non-strategic operations	146	137
Net cash used by investing activities	(862)	(2,567)

Cash flows - financing activities:
New borrowings	1,803	2,447
Debt repayments	(1,385)	(1,403)
Stock options exercised, other	24	54
Dividends paid	(429)	(428)
Net cash provided by financing activities	13	670

Net increase (decrease) in cash and cash equivalents	(600)	1,069

Cash and cash equivalents at beginning of year	2,333	633

Cash and cash equivalents at end of third quarter	$1,733	$1,702

The Boeing Company and Subsidiaries

Business Segment Data

(Unaudited)

	Nine months ended September 30		Three months ended September 30

(Dollars in millions)	2003	2002	2003	2002
Revenues:
Commercial Airplanes	$16,565	$22,038	$5,049	$6,063
Integrated Defense Systems:
Aircraft and Weapon Systems	8,177	7,727	2,953	2,884
Network Systems	6,514	5,578	2,327	2,024
Support Systems	3,037	2,517	1,053	885
Launch and Orbital Systems	2,387	2,123	959	700
Total Integrated Defense Systems	20,115	17,945	7,292	6,493
Boeing Capital Corporation	914	718	344	236
Other	667	361	152	105
Accounting differences / eliminations	(974)	(694)	(595)	(207)
Operating revenues	$37,287	$40,368	$12,242	$12,690

Earnings (loss) from operations:
Commercial Airplanes	$236	$1,533	$35	$334
Integrated Defense Systems:
Aircraft and Weapon Systems	1,104	976	351	317
Network Systems	386	330	151	76
Support Systems	333	270	117	126
Launch and Orbital Systems	(1,660)	(126)	(58)	(113)
Total Integrated Defense Systems	163	1,450	561	406
Boeing Capital Corporation	67	46	108	(93)
Other	(233)	(288)	(55)	(191)
Accounting differences / eliminations	50	244	(29)	107
Share-based plans expense	(348)	(333)	(115)	(113)
Unallocated (expense)/income	(168)	(120)	(72)	4
Earnings (loss) from operations	(233)	2,532	433	454
Other income/(expense), net	30	38	1	(2)
Interest and debt expense	(268)	(239)	(83)	(77)
Earnings (loss) before income taxes	(471)	2,331	351	375
Income tax (expense)/benefit	57	(602)	(95)	(3)
Net earnings (loss) before cumulative effect of accounting change	$(414)	$1,729	$256	$372
Effective income tax rate	12.10%	25.8%	27.1%	0.8%

Research and development expense:
Commercial Airplanes	$486	$613	$172	$177
Integrated Defense Systems:
Aircraft and Weapon Systems	266	201	100	65
Network Systems	140	96	45	46
Support Systems	47	33	14	11
Launch and Orbital Systems	181	182	47	48
Total Integrated Defense Systems	634	512	206	170
Other	92	90	36	24
Total research and development expense	$1,212	$1,215	$414	$371

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

	Nine Months				3rd Quarter
Deliveries	2003		2002		2003		2002
Commercial Airplanes
717	9	(8)	13		3	(3)	5
737 Next-Generation*	126		169	(2)	41		39
747	14		19	(1)	4		6
757	13		25		4		6
767	21	(4)	28	(1)	5	(3)	6	(1)
777	27		41		8		11
Total	210		295		65		73

* Intercompany deliveries included in the above:
• Nine months ended September 30, 2003 - two C-40 737 aircraft, one Wedgetail AEW&C System 737 aircraft, and one 767 Tanker Transport non-United States Air Force (USAF) aircraft.
• Nine months ended September 30, 2002 - three C-40 737 aircraft.
• Three months ended September 30, 2003 - two C-40 737 aircraft and one 767 Tanker Transport non-USAF aircraft.
• Three months ended September 30, 2002 - one C-40 737 aircraft.

Note: Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Integrated Defense Systems
Aircraft and Weapon Systems:
F-15	3		2		1		1
C-17	13		12		4		5
F/A-18E/F	34		30		14		11
T-45TS	11		10		4		3
CH-47 (New Builds)	—		6		—		2
Apache (New Builds)	—		15		—		1
C-40	1		1		—		—

Launch and Orbital Systems:
Delta II	4		3		2		1
Delta IV	2		—		1		—
Satellites	3		4		—		—

Contractual backlog (Dollars in billions)	September 30 2003		June 30 2003		March 31 2003		December 31 2002
Commercial Airplanes	$65.1		$66.0		$65.8		$68.2
Integrated Defense Systems:
Aircraft and Weapon Systems	18.3		19.4		16.0		15.9
Network Systems	5.8		5.3		6.1		6.7
Support Systems	5.5		5.5		5.8		5.2
Launch and Orbital Systems	4.8		8.6		8.6		8.2
Total Integrated Defense Systems	34.4		38.8		36.5		36.0
Total contractual backlog	$99.5		$104.8		$102.3		$104.2

Unobligated backlog	$44.30		$43.7		$33.1		$34.7

Workforce	156,000		160,000		164,000		166,000